Exhibit 10.1

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in place of the redacted language. The redacted information has been filed separately with the Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of April 2, 2008 (the “Effective Date”) by and between SANGAMO BIOSCIENCES, INC., a Delaware corporation with offices at 501 Canal Blvd., Suite A100, Richmond, California 94804 (“Sangamo”), and OPEN MONOCLONAL TECHNOLOGY, INC., a Delaware corporation with offices at 2747 Ross Road, Palo Alto, CA 94303 (“OMT”). Sangamo and OMT may be referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, Sangamo has expertise in and owns or controls proprietary technology relating to zinc finger nucleases and their use to alter the genomes and/or protein expression capabilities of organisms and cells, including animals and animal cells;

WHEREAS, pursuant to an exclusive license from Sangamo, Sigma-Aldrich Co. (“Sigma”) has the right to offer products and services based on Sangamo’s proprietary zinc finger nuclease technology for research use only;

WHEREAS, OMT and Sigma have entered into a Research Products Agreement, of even date herewith (the “Sigma Agreement”), under which Sigma and OMT agreed to undertake research program for the purpose of generating a genetically modified [***] using zinc finger nuclease technology;

WHEREAS, pursuant to the Sigma Agreement, Sigma has granted OMT a license to use such genetically modified [***] for research purposes; and

WHEREAS, OMT further desires a license from Sangamo to use such genetically modified [***] for clinical and commercial purposes, and Sangamo is willing to provide such license under the terms and conditions of this Agreement.

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NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1     “Affiliate” means, with respect to a particular Party, any other person or entity that directly or indirectly controls, is controlled by, or is in common control with such Party. As used in this Section 1.1, the term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of entity, or the possession, directly or indirectly, of the power to direct the management or policies of the entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2    “Confidential Information” means each Party’s confidential information, inventions, non-public know-how or non-public data disclosed pursuant to this Agreement and shall include, without limitation, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form.

1.3    “Control” means, with respect to an item of Information or intellectual property right, that a Party owns or has a license to such item or right and has the ability to disclose such item and/or grant a license or sublicense as provided for in this Agreement under such item or right without violating the terms of any agreement or other arrangement with any Third Party.

1.4    “Decision Date” means [***] days after the date that OMT achieves the milestone set forth in Section 3.2 of the Sigma Agreement.

1.5    “Drug Approval Application” means (a) in the U.S., a Biologics License Application (as such term is defined under United States statutes or regulations, as amended) for an OMT Product, or any equivalent or successor application for regulatory approval required before commercial sale of an OMT Product for use in humans in the United States and (b) in the rest of the Territory, an equivalent application for regulatory approval required before commercial sale of an OMT Product for use in humans in a regulatory jurisdiction.

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1.6    “Executive Officer” means the Chief Executive Officer of the applicable Party, or another senior executive officer of such Party who has been duly appointed by the Chief Executive Officer to act as the representative of the Party.

1.7    “Field” means use of Modified [***] to produce antibodies for clinical or commercial purposes.

1.8    “First Commercial Sale” means, with respect to a country in the Territory, the first sale to a Third Party of an OMT Product in such country by or on behalf of OMT or any of its Affiliates or licensees after the granting of Regulatory Approval with respect to such country.

1.9    “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.10    “Modified [***]” means a [***] having a genomic modification that results from the use of the ZFN Deliverable created in the course of work performed under the Sigma Agreement, and any progeny or components thereof or any biological material derived therefrom (other than OMT Products).

1.11    “Net Sales” means the gross amounts actually received for OMT Products sold or otherwise disposed of for consideration by or on behalf of OMT or its Affiliates to unrelated Third Parties, reduced by the following amounts, to the extent allocable to sales or other disposition of OMT Products: (a) the amounts actually allowed as volume, quantity, trade and/or cash discounts; (b) credits actually given in connection with retroactive price reductions, or as a result of returns or rejections; (c) transportation and insurance charges, and (d) import, export, sales, excise and turnover taxes and customs duties imposed directly on and actually paid by OMT or its Affiliates (and not reimbursed), all of the foregoing calculated in accordance with United States Generally Accepted Accounting Principles consistently applied across OMT’s organization.

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When calculating the Net Sales, the amount of such sales in foreign currencies shall be converted into United States Dollars at the spot rate for buying United States Dollars published in the Wall Street Journal as of last day of the applicable measurement or activity period (e.g., calendar quarter, month, etc.). OMT shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a country-by-country basis as part of its report of Net Sales for the period covered under the report.

If OMT or its Affiliates receive non-cash consideration in place of cash consideration for an OMT Product sold or otherwise transferred to an unrelated Third Party, the Net Sales for such OMT Product shall be deemed to be the gross invoice price that OMT or its Affiliate (as applicable) currently charges unrelated Third Parties for such OMT Product, in either case reduced by any applicable amounts in subsections (a) through (d) above. For clarity, each OMT Product shall be subject to only one royalty payment, and amounts received by OMT with respect to OMT Products as Sublicensee Income shall not be included in the calculation of Net Sales.

1.12    “OMT Product” means any product that is created or produced directly or indirectly by or on behalf of OMT, its Affiliates, or its licensees or sublicensees through use or practice of Sangamo Technology, including, without limitation, any Modified [***] or any antibodies created or produced through the use of a Modified [***].

1.13    “Patents” means (a) all patents and patent applications (including provisional applications), (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of the foregoing, and (c) any foreign or international equivalents of any of the foregoing.

1.14    “Phase I Trial” means a human clinical trial of an OMT Product that would satisfy the requirements of 21 C.F.R. Part 312.21(a) (as amended from time to time) or other comparable regulation imposed by an applicable regulatory authority in any country other than the United States, the principal purpose of which is to determine safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product.

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1.15    “Phase II Trial” means a human clinical trial of an OMT Product that would satisfy the requirements of 21 C.F.R. Part 312.21(b) (as amended from time to time) or other comparable regulation imposed by an applicable regulatory authority in any country other than the United States, the principal purposes of which are to make a preliminary determination that such OMT Product is safe for its intended use and to obtain sufficient information about such product’s efficacy to permit the design of further clinical trials. A Phase II Trial shall be deemed initiated upon the enrollment of the first patient.

1.16    “Phase III Trial” means a pivotal human clinical trial of an OMT Product that would satisfy the requirements of 21 C.F.R. Part 312.21(c) (as amended from time to time) or other comparable regulation imposed by an applicable regulatory authority in any country other than the United States, the results of which could be used to evidence efficacy of the OMT Product in a target population and to obtain expanded evidence of safety for such OMT Product as a basis for submission of an application for Regulatory Approval. For clarity, a phase II/III trial designed to support a filing for Regulatory Approval shall be deemed a Phase III Trial. A Phase III Trial shall be deemed initiated upon the enrollment of the first patient.

1.17    “Regulatory Approval” means the approval of a Drug Approval Application by the applicable regulatory authority in a regulatory jurisdiction.

1.18    “Sangamo Patents” means all Patents that (a) are Controlled by Sangamo or its Affiliates as of the Effective Date or anytime during the term of this Agreement; and (b) claim or cover the Modified [***] or the use of the Modified [***].

1.19    “Sangamo Technology” means the Sangamo Patents.

1.20    “Sublicensee Income” means all cash consideration actually received by OMT or its Affiliates from licensees in connection with (a) the grant or maintenance of a license or other right to commercially research or develop, manufacture or sell OMT Products, or (b) the sale or other disposition of OMT Products, including without limitation upfront license fees, annual license payments, milestone payments, royalties received from the licensee and other similar license-related payments; provided, however, that amounts received with respect of the following items are expressly excluded: (i) the purchase of OMT’s or its Affiliate’s stock (but

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solely to the extent that such payment is at a price equal to or less than 100% of the fair market value of such stock at the date of purchase, it being understood that, for so long as OMT is a private company, a stock price set in and paid by at least one professional, non-strategic investor shall be deemed to be the fair market price of such stock), (ii) reasonable research and development support, (iii) reasonable patent prosecution and/or litigation, or (iv) the manufacturing or supply of Modified [***] for research purposes, where such manufacturing or supply is billed at cost or with a reasonable manufacturing markup (not to exceed [***]).

When calculating the Sublicensee Income, the amount of cash consideration received by OMT or its Affiliates in foreign currencies shall be converted into United States Dollars at the spot rate for buying United States Dollars published in the Wall Street Journal as of last day of the applicable measurement or activity period (e.g., calendar quarter, month, etc.

1.21    “Target” has the meaning given to such term in the Sigma Agreement.

1.22    “Third Party” means any individual or entity other than the Parties or their respective Affiliates.

1.23    “Territory” means the entire world.

1.24    “ZFN Deliverable” has the meaning given to such term in the Sigma Agreement.

1.25    “ZFPs” means zinc-finger proteins (including a zinc-finger transcription factor or a zinc-finger nuclease), or a nucleic acid encoding and capable of expressing such protein in a cell or tissue.

ARTICLE 2

LICENSE GRANT

2.1    Licenses to OMT. Subject to the terms and conditions of this Agreement, Sangamo agrees to grant to OMT a royalty-bearing, worldwide, non-exclusive license under the Sangamo Technology to use, distribute, reproduce, modify (without the use of ZFN Deliverables) and sell Modified [***] solely for the purpose of making, using and selling OMT Products. Notwithstanding anything to the contrary in this Agreement, such license (a) does not

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include a license with respect to any genomic modifications that may be present in a Modified [***] that do not arise from or relate to a modification of the Target and (b) does not include any rights to any ZFPs. Sangamo shall not (nor shall it authorize or assist any Third Party to) develop, use or transfer a ZFN Deliverable for the benefit of itself or any Third Party for use in connection with (whether directly or indirectly) inactivation of [***] expression in [***] cells, tissues or whole animals for any purpose other than non-commercial research purposes provided, however, that OMT’s sole remedy for any material breach of this covenant by Sangamo or its Affiliates shall be [***].

2.2    Restrictions on Exercise of License. OMT shall have no right to exercise the license granted in Section 2.1 unless and until OMT pays Sangamo in full the amount set forth in Section 3.1. Prior to OMT making such payment in full, OMT shall not use Modified [***] for any purpose other than as permitted under the Sigma Agreement.

2.3    Sublicensing. After OMT pays Sangamo in full the amount set forth in Section 3.1, OMT may freely sublicense the rights granted under Section 2.1 or transfer any Modified [***] to any Third Party or OMT Affiliate, provided that OMT shall require each licensee to be bound in writing by (and shall cause each licensee to similarly bind any sublicense to) provisions that are as protective of Sangamo as the terms of Sections 2.4, 7.2, 7.3 and 8.4(b) (in each case, as if such licensee were OMT) . Notwithstanding the grant of sublicense hereunder, OMT shall remain fully responsible for performance of its obligations under this Agreement. Any sublicense granted by OMT under this Agreement shall be consistent with the terms and conditions of this Agreement Within thirty (30) days prior to delivery of the first payment to Sangamo with respect to a sublicense agreement, OMT shall provide Sangamo with the name of the sublicense (provided that OMT has the authority to disclose such name, which authority OMT agrees to use commercially reasonable efforts to obtain) and a summary of the relevant financial provision(s) relevant to any payments that Sangamo might receive under Section 3.4 hereunder, which information shall be deemed to be the Confidential Information of OMT.

2.4    No Non-Permitted Use. OMT hereby covenants that it shall not, nor shall it permit any Affiliate or licensee, to use or practice, directly or indirectly, any Sangamo Technology for any purposes other than those expressly permitted by this Agreement.

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2.5    No Prohibition on Sangamo. Except as set forth in Section 2.1, nothing in this Agreement shall prevent Sangamo from making, using, offering for sale, selling, or importing ZFPs for all purposes (including for purposes in the Field), and to grant to Third Parties the right to do the same.

2.6    Third Party Licenses. OMT shall be solely responsible for obtaining, at its sole expense, any other licenses from Third Parties that OMT determines, in its sole discretion, are required in order to lawfully make, use, sell, offer for sale, or import OMT Products.

2.7    Compliance with Law. Each party shall comply, and shall ensure that its Affiliates, licensees and Third Party contractors comply, with all applicable laws, regulations, and guidelines, including without limitation those relating to the transport, storage, and handling of Modified [***].

2.8    Diligence. OMT shall use commercially reasonable efforts to develop and obtain Regulatory Approval for OMT Products and to commercialize any OMT Products for which Regulatory Approval is obtained.

ARTICLE 3

COMPENSATION

3.1    License Fee. OMT shall pay Sangamo [***] no later than the Decision Date. For clarity, OMT may make such payment at any time prior to the Decision Date, if it so elects. Any payment made under this Section 3.1 shall be non-creditable and non-refundable.

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3.2    Clinical Development Milestone Payments. For each OMT Product, OMT shall pay Sangamo the following non-creditable and non-refundable milestone payments no later than thirty (30) days after achievement of the corresponding milestone event by OMT or any of its Affiliates:

Milestone Event	Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For a given OMT Product, each milestone payment shall only be paid once, the first time the applicable milestone event is reached for such OMT Product and irrespective of the number of times such milestone event may be subsequently reached for such OMT Product.

3.3    Royalties. For each calendar quarter in which there are Net Sales, OMT shall pay a royalty to Sangamo equal to [***] of Net Sales in such quarter. OMT’s obligation to pay royalties under this Section 3.3 with shall expire on a country-by-country basis upon the later of (a) expiration of the last to expire Sangamo Patent that would be infringed by use of the ZFN Deliverable to create or generate a Modified [***] and (b) ten (10) years after First Commercial Sale of the first OMT Product.

3.4    Sublicensee Income. OMT shall pay to Sangamo an amount equal to [***] of Sublicensee Income received by OMT or its Affiliates in such calendar quarter. OMT’s obligation to pay Sublicensee Income under this Section 3.4 with shall expire on a country-by-country basis upon the later of (a) expiration of the last to expire Sangamo Patent that would be infringed by use of the ZFN Deliverable to create or generate a Modified [***] and (b) ten (10) years after First Commercial Sale of the first OMT Product.

3.5    Acknowledgement. The Parties acknowledge and agree that the royalty rate for OMT Products and sharing of Sublicensee Income are in consideration for (a) the licenses granted by Sangamo in Section 2.1 and (b) Sangamo entering into this Agreement, absent which the Sigma Agreement would prohibit OMT from using the Modified [***] for commercial purposes (including clinical development). In addition, the parties acknowledge and agree that the Sangamo Technology will be used by OMT to develop Modified [***] for the purpose of directly and indirectly making, using and selling OMT Products, but there is no assurance that such Sangamo Technology would be required by OMT or its Affiliates, licensees or sublicensees on an ongoing basis to make, use or sell OMT Products. In light of such considerations, the

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Parties have agreed that (i) OMT’s royalty obligations under this Agreement shall apply to the sales (or other disposition) by OMT or its Affiliates of any OMT Product and such royalty obligation shall consist of the single royalty rate set forth in Section 3.3 applied during the royalty term set forth in Section 3.3, and (ii) OMT’s obligation to share Sublicensee Income under this Agreement shall apply to all consideration received by OMT or its Affiliates within the definition of Sublicensee Income, and such sharing obligation shall consist of the percentage of Sublicensee Income set forth in Section 3.4 applied during the term that OMT or its Affiliates receives Sublicensee Income. The Parties further agree that this method of calculating royalties and sharing of Sublicensee Income is more convenient and advantageous for the parties than attempting to resolve the question of whether the development, manufacture, or commercialization of each particular OMT Product licensed, developed or sold actually embodied or involved the practice of any Sangamo Technology.

3.6    Buy-out Option. Notwithstanding the above, on an OMT Product-by OMT Product basis, OMT may choose to buyout the total amount payable to Sangamo for a given OMT Product by providing Sangamo with written notice of such choice and paying to Sangamo, in lieu of the future royalties and Sublicensee Income due, a single one-time payment of [***].

3.7    Reports. For each calendar quarter in which there are Net Sales or Sublicensee Income, OMT shall provide to Sangamo, no later than forty-five (45) days after the end of such calendar quarter, a written report stating (a) the total sales volume of OMT Products sold by or on behalf of OMT or its Affiliates in such quarter, (b) an itemized calculation of Net Sales in such quarter, (c) a calculation of the royalty due to Sangamo under Section 3.3, (d) an itemized list of the amount of each payment received by OMT or its Affiliates in such quarter that constitutes Sublicensee Income, and (e) a calculation of the Sublicensee Income payment due to Sangamo under Section 3.4. Concurrent with the delivery of each quarterly report, OMT shall make the payments due to Sangamo under Sections 3.3 and 3.4 for the calendar quarter covered by such report.

3.8    Records. OMT shall keep complete and accurate records for a period of at least three (3) years after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of OMT Products and the amount of Sublicensee Income in sufficient

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detail to enable royalties and compensation based on Sublicensee Income payable to Sangamo hereunder to be determined. OMT further agrees to permit its books and records (including any license agreements) to be examined upon reasonable notice during normal business hours by an internationally recognized independent accounting firm that (i) has no affiliation with either party, (ii) has been selected by Sangamo and approved by OMT (which approval shall not be unreasonably withheld), and (iii) that has executed and delivered to OMT, OMT’s standard form confidentiality agreement, solely to verify reports provided for in Section 3.7 and to verify OMT’s compliance with Section 2.3 when granting licenses; such independent accounting firm shall only report whether or not the reports provided by OMT are accurate (and if not accurate, the extent of such inaccuracy) and whether or not the licenses granted by OMT comply with Section 2.3. Such audit shall not be performed more frequently than once per calendar year. Such examination is to be made at the expense of Sangamo, except in the event that the results of the audit reveal an underpayment by OMT of five percent (5%) or more over the period being audited or material violations of Section 2.3, in which case the reasonable, documented expenses incurred by Sangamo in connection with such examination shall be paid by OMT. OMT shall in any event promptly remedy any underpayment revealed by any such audit. OMT shall require its Affiliates to afford OMT the same rights as those granted Sangamo in this Section 3.8.

3.9    Method of Payment. All payments due to Sangamo under this Agreement shall be paid in United States dollars by wire transfer to a bank in the U.S. designated in writing by Sangamo. All references to “dollars” or “$” herein shall refer to United States dollars.

3.10    Taxes. If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any amounts payable hereunder to Sangamo, such taxes shall be OMT’s sole responsibility and shall not reduce the amounts payable to Sangamo hereunder. OMT shall provide Sangamo with official receipts issued by the appropriate taxing authority, or such other evidence as is reasonably requested by Sangamo to establish that such taxes have been paid. Sangamo shall reasonably cooperate with OMT if OMT seeks to claim an exemption from any such tax under double taxation or similar agreement or treaty from time to time in force.

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3.11    Late Payments. Any amount owed by OMT to Sangamo under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the lower of (a) two percent (2%) per day above the then-applicable prime commercial lending rate of Citibank, N.A., in San Francisco, California, or (b) the highest rate permitted under applicable law.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1    Ownership. Subject to the license granted under Section 2.1, all rights in the Sangamo Technology shall remain with Sangamo.

4.2    Patent Prosecution. Sangamo shall have the sole right, but not the obligation, to conduct and control the filing, prosecution and maintenance of the Sangamo Patents. At the request of Sangamo, OMT shall reasonably cooperate with Sangamo in connection with such filing, prosecution, and maintenance, at Sangamo’s expense.

4.3    Infringement of Patents by Third Parties. Sangamo shall have the sole right, but not the obligation, to take appropriate action against any person or entity directly or indirectly infringing any Sangamo Patent (or asserting that a Sangamo Patent is invalid or unenforceable) (collectively, “Infringement”), either by settlement or lawsuit or other appropriate action. OMT shall reasonably cooperate with Sangamo with respect to the investigation and prosecution of any alleged, threatened, or actual Infringement, at Sangamo’s expense. OMT shall promptly notify Sangamo in writing of any alleged, threatened, or actual Infringement of which it becomes aware.

ARTICLE 5

CONFIDENTIALITY

5.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the term of this Agreement and for [***] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any

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Confidential Information disclosed to it by the other Party pursuant to this Agreement, except to the extent that the receiving Party can demonstrate by competent evidence that specific Confidential Information:

(a)    was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)    was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)    was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party, as documented by the receiving Party’s written records.

5.2    Authorized Disclosure. Notwithstanding the limitations in this Article 5, either Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)    complying with applicable laws or regulations or valid court orders, provided that the Party making such disclosure provides the other Party with reasonable prior written notice of such disclosure and makes a reasonable effort to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the terms and conditions of this Agreement be used only for the purposes for which the law or regulation required, or for which the order was issued;

(b)    disclosure to investors and potential investors, acquirers, or merger candidates who agree to maintain the confidentiality of such information, provided that such

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disclosure is used solely for the purpose of evaluating such investment, acquisition, or merger (as the case may be); and

(c)    disclosure on a need-to-know basis to Affiliates, licensees, sublicensees, employees, consultants or agents who agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5.

5.3    Publicity. Any publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties, and neither Party shall use the other Party’s name in any such public disclosure without such other Party’s prior written consent. Notwithstanding the foregoing, any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1    Representations and Warranties of OMT. OMT hereby represents and warrants to Sangamo that, as of the Effective Date:

(a)    Corporate Power. OMT is duly organized and validly existing under the laws of Delaware and has corporate full power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)    Due Authorization. OMT is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on OMT’s behalf has been duly authorized to do so by all requisite corporate action.

(c)    Binding Agreement. This Agreement is a legal and valid obligation binding upon OMT and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to

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limitations on availability of equitable relief, including specific performance. The execution, delivery and performance of this Agreement by OMT does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. OMT is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

6.2    Representations and Warranties of Sangamo. Sangamo hereby represents and warrants to OMT that, as of the Effective Date:

(a)    Corporate Power. Sangamo is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)    Due Authorization. Sangamo is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on Sangamo’s behalf has been duly authorized to do so by all requisite corporate action.

(c)    Binding Agreement. This Agreement is a legal and valid obligation binding upon Sangamo and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. The execution, delivery and performance of this Agreement by Sangamo does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. Sangamo is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

(d)    Intellectual Property. Sangamo is not aware of any actual or potential violation, infringement or misappropriation of any third party’s rights (or any claim, or potential claim thereof) by the ZFN Deliverable or the use thereof as contemplated by this Agreement, and as of the Effective Date, Sangamo is not aware of any proceeding that is pending or threatened that questions or challenges the patentability or validity of any claim of any Sangamo

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Technology licensed hereunder, except as disclosed to OMT on or prior to the Effective Date, nor, based on the facts known to Sangamo as of the Effective Date, does Sangamo believe that there is a reasonable basis that has not been publicly disclosed that any claim in the Sangamo Technology that has issued and has not been revoked as of the Effective Date is invalid or unenforceable.

6.3    Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS ARTICLE 6, EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 7

INDEMNIFICATION

7.1    Indemnification by Sangamo. Sangamo agrees to indemnify, hold harmless, and defend OMT and its Affiliates and their respective directors, officers, employees, and agents (the “OMT Indemnitees”) from and against any and all liabilities, damages, costs, expenses, or losses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from any claims, suits, actions, demands, or other proceedings brought by a Third Party (collectively, “Claims”) to the extent arising from the gross negligence or willful misconduct of Sangamo or any of its Affiliates, or their respective employees or agents. Notwithstanding the foregoing, Sangamo shall not have any obligation to indemnify the OMT Indemnitees to the extent that a Claim arises from (i) the gross negligence or willful misconduct of OMT or any of its Affiliates, licensees, or sublicensees, or their respective employees or agents; or (ii) a breach by OMT of a representation, warranty, or covenant of this Agreement.

7.2    Indemnification by OMT. OMT agrees to indemnify, hold harmless, and defend Sangamo and its Affiliates and their respective directors, officers, employees, and agents (the “Sangamo Indemnitees”) from and against any Losses resulting from Claims, to the extent arising from any of the following: (a) the gross negligence or willful misconduct of OMT or any

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of its Affiliates or their respective employees or agents; (b) the use, handling, storage, or transport of Modified [***] by or on behalf of OMT or its Affiliates, licensees, or sublicensees; or (c) the design, development, manufacture, regulatory approval, handling, storage, transport, distribution, sale or other disposition of any OMT Product by or on behalf of OMT or its Affiliates, licensees, or sublicensees. Notwithstanding the foregoing, OMT shall not have any obligation to indemnify the Sangamo Indemnitees to the extent that a Claim arises from (i) the gross negligence or willful misconduct of Sangamo or any of its Affiliates, or their respective employees or agents; or (ii) a breach by Sangamo of a representation, warranty, or covenant of this Agreement.

7.3    Control of Defense. As a condition precedent to any indemnification obligations hereunder, any entity entitled to indemnification under this Article 7 shall give written notice to the indemnifying Party of any Claims that may be subject to indemnification, promptly after learning of such Claim. If such Claim falls within the scope of the indemnification obligations of this Article 7, then the indemnifying Party shall assume the defense of such Claim with counsel reasonably satisfactory to the indemnified Party. The indemnified Party shall cooperate with the indemnifying Party in such defense. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified Party from all liability relating thereto or (b) adversely impacts the exercise of the rights granted to the indemnified Party under this Agreement, unless the indemnified Party otherwise agrees in writing.

7.4    Insurance. During the term of this Agreement, OMT shall maintain in effect and good standing a product liability insurance policy issued by a reputable insurance company in amounts considered standard for the industry. At Sangamo’s reasonable request, OMT shall provide Sangamo with all details regarding such policy or program, including without limitation copies of the applicable liability insurance contracts.

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

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ARTICLE 8

TERM; TERMINATION

8.1    Term. The term of this Agreement shall commence upon the Effective Date and, unless terminated earlier, shall continue until the date on which neither Party has nor will have any additional payment obligations to the other Party under this Agreement.

8.2    Termination for Material Breach. Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement that such breaching Party fails to cure within sixty (60) days following written notice from the nonbreaching Party specifying such breach. Notwithstanding the foregoing, if the alleged breaching party provides to the nonbreaching party notice within such sixty (60) day period disputing in good faith such alleged breach, then the nonbreaching party shall not have the right to terminate this Agreement unless and until it has been finally determined by a court of competent jurisdiction that the breaching party had materially breached this Agreement, and the breaching party thereafter fails to cure such breach within sixty (60) days after such determination.

8.3    Termination by OMT. OMT shall have the right to voluntarily terminate this Agreement upon written notice to Sangamo at any time.

8.4    Effect of Termination. Except as otherwise expressly provided herein, in the event of termination of this Agreement pursuant to Section 8.2 or Section 8.3, the following shall apply:

(a)    All rights and licenses granted by Sangamo to OMT under this Agreement shall terminate and shall revert to Sangamo without further action by either Sangamo or OMT.

(b)    OMT shall cease, and shall cause its Affiliates, licensees, and sublicensees to cease, all development and, except as provided in this subsection, commercialization of OMT Products, and OMT shall not use or practice, nor shall it cause or permit any of its Affiliates, licensees, or sublicensees to use or practice, directly or indirectly, any Sangamo Technology. For clarity, the foregoing prohibition shall not prevent any OMT Product for which, at the time

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of termination, at least preclinical testing or significant pharmocokinetic studies in support of the filing of an IND or equivalent have been conducted by a licensee or sublicensee of OMT, from being further developed or commercialized by such licensee or sublicensee, provided that the obligations of OMT and its licensees and sublicensees with respect to such OMT Products (including but not limited to the payment and audit obligations set forth in this Agreement) shall survive such termination. For further clarity, the amount due Sangamo with respect to such OMT Products shall be an amount equal to [***] of all amounts that constitutes Sublicensee Income (subject to the exercise of the [***] set forth in [***] with respect to such OMT Product).

(c)    OMT shall promptly return, or at Sangamo’s request, destroy, any ZFN Deliverables in OMT’s possession or control at the time of termination.

(d)    OMT shall promptly destroy any Modified [***] in OMT’s possession or control at the time of termination.

(e)    Each Party shall promptly return, or at the other party’s request destroy, any Confidential Information of the other Party in such Party’s possession or control at the time of termination.

(f)    Each Party shall retain any and all rights or remedies such Party may have in law or in equity, provided that neither Party may claim compensation for lost opportunity, lost profits, or consequential damages arising out of the fact of such early termination.

8.5    Surviving Obligations. Termination or expiration of this Agreement shall not affect any rights of either party arising out of any event or occurrence prior to termination, including, without limitation, any obligation of OMT to pay any amount which became due and payable under the terms and conditions of this Agreement prior to expiration or such termination. The following portions of this Agreement shall survive termination or expiration of this Agreement: Sections 3.7, 3.8, 4.1, 8.4, and 8.5, and Articles 5, 7, 9, and 10.

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

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ARTICLE 9

GOVERNING LAW; DISPUTE RESOLUTION

9.1    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to any conflicts of law principles that would provide for application of the law of a jurisdiction other than California. Any dispute arising from, or governed by, a breach of any term of this Agreement shall be adjudicated only in the state or federal courts located in the Northern District of California.

9.2    Legal Compliance. The Parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

9.3    Dispute Resolution. In the event of any dispute, the Parties shall refer such dispute to their respective Executive Officers for attempted resolution by good faith negotiations within sixty (60) days after such referral is made. In the event such officers are unable to resolve such dispute within such sixty (60) day period, each party may pursue, in a court of competent jurisdiction, any remedies available to it at law or in equity with respect to such dispute.

ARTICLE 10

GENERAL PROVISIONS

10.1    Use of Name. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.

10.2    LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 7, OR DAMAGES AVAILABLE FOR BREACHES OF THE OBLIGATIONS SET FORTH IN SECTION 2.4 OR ARTICLE 5.

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10.3    Independent Parties. The Parties are not employees or legal representatives of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

10.4    Notice. All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been received (a) when received if hand delivered, (b) four (4) days after being sent by certified mail, postage prepaid, (c) one (1) business day after being sent by an internationally recognized overnight delivery service, or (d) when received if sent by confirmed facsimile, in each case sent to the address or facsimile number set forth below (or any updated addresses communicated to the other Party in writing):

If to Sangamo:	Sangamo BioSciences, Inc.
501 Canal Blvd, Suite A100
Richmond, CA 94804
Attention: Chief Executive Officer
Fax: (510) 236-8951

If to OMT:	Open Monoclonal Technology, Inc.
2747 Ross Road
Palo Alto, CA 9303
Attention: Chief Executive Officer

10.5    Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

10.6    Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

10.7    Entire Agreement; Amendment. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject

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matter of this Agreement, including that certain Mutual Non-Disclosure Agreement between the Parties dated April 30, 2007 and that certain Non-Disclosure Agreement among the Parties and Sigma, dated September 27, 2007 (collectively, the “Prior NDAs”). All information of Sangamo or OMT to be kept confidential by the other Party under the Prior NDAs, as of the Effective Date, shall be maintained as Confidential Information by such other Party under the obligations set forth in Article 5 of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

10.8    Nonassignability; Binding on Successors. Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the nonassigning or nondelegating Party; provided, however, that either party may assign its rights or delegate its obligations under this Agreement without such consent (a) to an Affiliate of such party or (b) to its successor in interest in connection with any merger, acquisition, consolidation, corporate reorganization, or similar transaction, or sale of all or substantially all of its assets, provided that such assignee agrees in writing to assume and be bound by the assignor’s obligations under this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties hereto.

10.9    Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder, acts of terrorism and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

10.10    Terms of the Agreement. Each Party shall treat the terms of this Agreement as the Confidential Information of other Party, subject to the exceptions set forth in Section 5.2. Notwithstanding the foregoing, each Party acknowledges that the other Party may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission (the “SEC”). The filing Party shall be entitled to make such a required filing, provided that it

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requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to such filing Party. In the event of any such filing, the filing Party shall provide the other Party with a copy of the Agreement marked to show provisions for which such filing Party intends to seek confidential treatment and shall reasonably consider and incorporate such other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. Such other Party shall promptly provide any such comments. Such other Party recognizes that United States laws and SEC policies and regulations to which the filing Party is and may become subject may require such filing Party to publicly disclose certain terms of this Agreement that such other Party may prefer not be disclosed, and that such other Party is, after completing the above mentioned procedures, entitled hereunder to make such required disclosures to the extent legally required.

10.11    No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, except to the extent expressly provided for under this Agreement.

10.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same instrument.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement.

SANGAMO BIOSCIENCES, INC.	OPEN MONOCLONAL TECHNOLOGY, INC.

By:	By:

Name:	Name:

Title:	Title: